UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(RULE 14a-101)
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TRANSMETA CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
DIRECTOR COMPENSATION
CONSIDERATION OF DIRECTOR NOMINEES
STOCKHOLDER COMMUNICATION WITH OUR BOARD
BOARD ATTENDANCE AT ANNUAL MEETINGS
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT ON EXECUTIVE COMPENSATION
COMPANY STOCK PRICE PERFORMANCE
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
RELATED PARTY TRANSACTIONS
STOCKHOLDER PROPOSALS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF ETHICS
OTHER BUSINESS

TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

April 28, 2006

To our stockholders:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Transmeta Corporation to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Thursday, June 1, 2006 at 8:00 a.m., Pacific Daylight Time.

The matters expected to be acted upon at the meeting are: (i) the election of three Class III directors to our Board of Directors, and (ii) the ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Each of these proposals is described in detail in the accompanying Notice of the 2006 Annual Meeting of Stockholders and Proxy Statement.

Please use this opportunity to take part in Transmeta’s affairs by voting on the business to come before the meeting. Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We hope to see you at the meeting.

Sincerely,

Arthur L. Swift
President and Chief Executive Officer

This Proxy Statement is dated April 28, 2006, and will first be mailed to the stockholders of Transmeta Corporation on or about May 1, 2006.

TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our stockholders:

The 2006 Annual Meeting of Stockholders of Transmeta Corporation will be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Thursday, June 1, 2006 at 8:00 a.m., Pacific Daylight Time.

At the meeting, you will be asked to consider and vote upon the following matters:

1. To elect three Class III directors, each for a term of three years and until his successor has been elected and qualified or until his earlier resignation, death or removal. At the meeting, our Board of Directors intends to present the following nominees for election as Class III directors:

Lester M. Crudele
William P. Tai
Rick Timmins

2. To ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2006.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the attached proxy statement. Only stockholders of record at the close of business on April 17, 2006 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement of the meeting. A list of such stockholders will be available for inspection at our offices located at 3990 Freedom Circle, Santa Clara, California, during ordinary business hours for the 10-day period preceding the meeting.

By Order of the Board of Directors

John O’Hara Horsley
Secretary

Santa Clara, California
April 28, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY VOTE IN PERSON EVEN IF HE, SHE OR IT PREVIOUSLY RETURNED A PROXY. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST BRING TO THE MEETING A LETTER FROM THE BROKER, BANK OR OTHER NOMINEE, CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES TO BE VOTED.

TRANSMETA CORPORATION
3990 Freedom Circle
Santa Clara, California 95054

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of Transmeta Corporation, a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders to be held at the Hilton Santa Clara located at 4949 Great America Parkway, Santa Clara, California, on Thursday, June 1, 2006, at 8:00 a.m., Pacific Daylight Time. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about May 1, 2006. Our annual report for fiscal year 2005 is enclosed with this proxy statement.

Record Date

Only holders of record of our common stock at the close of business on April 17, 2006 (the “record date”) will be entitled to vote at the meeting. At the close of business on the record date, we had 195,525,449 shares of common stock outstanding and entitled to vote.

Quorum

A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. If stockholders cause abstentions to be recorded or brokers holding their clients’ shares of record cause “broker non-votes” (as described below) or abstentions to be recorded, these shares will be considered present and entitled to vote at the meeting and will be counted toward determining whether or not a quorum is present.

Voting Rights

Stockholders are entitled to one vote for each share held as of the record date. The inspector of elections appointed for the meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below) for each proposal.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as all of the proposals to be voted on at the meeting. If a broker votes shares that are not voted by its clients for or against a proposal, those shares are considered present and entitled to vote at the meeting, and will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals to be voted on at the meeting. Although all of the proposals to be voted on at the meeting are considered “routine,” where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal and would not be taken into account in determining the outcome of the non-routine proposal.

Required Votes

Proposal One.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the three nominees for election to our Board of Directors who receive the highest number of affirmative votes at the meeting will be elected to fill the open seats.

Proposal Two.  Ratification of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting.

Voting Electronically via the Internet

If your shares are registered in the name of a bank or brokerage, you may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of the proxy statement with the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form from the bank or brokerage firm will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the accompanying paper proxy card in the enclosed self-addressed, postage-paid envelope.

Voting of Proxies

The proxy card accompanying this Proxy Statement is solicited on behalf of our Board of Directors for use at our 2006 Annual Meeting of Stockholders. Stockholders are asked to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes “for” such proposal (or, in the case of the election of directors, as a vote “for” election to our Board of Directors of all of the nominees presented by our Board of Directors). We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, the proxies that are executed and returned prior to the meeting will be voted in accordance with the judgment of the persons holding such proxies.

In the event that sufficient votes in favor of the proposals are not received by the date of our 2006 Annual Meeting of Stockholders, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at our 2006 Annual Meeting of Stockholders.

We are paying the expenses of soliciting the proxies to be voted at our 2006 Annual Meeting of Stockholders. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of the proxies. In these cases, we may, upon their request, reimburse such record holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

A stockholder may revoke a proxy at any time before it is voted. A proxy may be revoked by signing and returning a proxy with a later date, by delivering a written notice of revocation to us stating that the proxy is revoked or by attending the meeting and voting in person, although attendance of the meeting in person will not in and of itself revoke a valid proxy that was previously delivered. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the meeting, the stockholder must bring to the meeting a letter from the broker, bank or other nominee confirming the stockholder’s beneficial ownership of the shares and that the broker, bank or other nominee is not voting the shares at the meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors. Our Board of Directors is divided into three classes with overlapping three-year terms. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier resignation, death or removal. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Three Class III directors are to be elected at the meeting for a three-year term ending in 2009. Our Board of Directors has nominated, upon the recommendation of the nomination and corporate governance committee of our Board of Directors, Lester M. Crudele, William P. Tai and Rick Timmins for election as the Class III directors. The table and biographies below present information about each of the nominees recommended by our Board of Directors. Shares represented by the accompanying proxy will be voted “for” the election of the three nominees recommended by our Board of Directors unless the proxy is marked to withhold authority to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to, or for good cause will not, serve as a director.

Nominees for Election to the Board of Directors

Name of Director Nominee	Age	Principal Occupation	Director Since

Lester M. Crudele(1)	56	President and Chief Operating Officer, Quickfilter Corporation	2005
William P. Tai(1)(2)	43	General Partner of Charles River Ventures	1995
Rick Timmins(3)	54	Vice President of Finance, Cisco Systems, Inc.	2003

(1)	Member of the compensation committee.

(2)	Member of the nominating and corporate governance committee.

(3)	Member of the audit committee

Lester M. Crudele has served as a director of Transmeta since June 2005. Since February 2006, Mr. Crudele has served as President and Chief Operating Officer of Quickfilter Technologies, Inc., a privately held fabless semiconductor company and developer of mixed signal integrated circuits. From November 2000 to May 2004, Mr. Crudele served on the board of directors of Banderacom, a privately held InfiniBand semiconductor company, for which he also served as President and Chief Executive Officer from November 2000 to October 2002. From December 1999 to November 2000, Mr. Crudele served on the board of directors and as a management consultant for Quantum Effect Devices, or QED, a developer of high-performance embedded microprocessors, until QED was acquired by PMC-Sierra in 2000. From 1997 to 1999, Mr. Crudele was employed by Compaq Computer Corporation, a computer manufacturer, where he served as vice president and general manager of Compaq’s Workstation Products Division. Mr. Crudele began his career in 1972 at Motorola, Inc., a provider of integrated communications solutions and embedded electronic solutions, where he later served as chief architect for several Motorola MC 68000-series microprocessors and also served in a variety of management positions, most recently returning to Motorola in 1990 and serving as Vice President and General Manager of its RISC Microprocessor Division from 1991 to 1997. Mr. Crudele holds a B.S. in electrical engineering from Florida Atlantic University.

William P. Tai has served as a director of Transmeta since December 1995. Since June 2002, Mr. Tai has served as a general partner of Charles River Ventures, a venture capital firm. Since July 1997, Mr. Tai has also served as a general partner and managing director of Institutional Venture Management, a venture capital firm. Mr. Tai also serves on the board of directors of Microtune, a provider of broadband wireless components, as well as the boards of directors of several privately held companies. Mr. Tai holds a B.S. in electrical engineering from the University of Illinois and an M.B.A. from the Harvard Graduate School of Business.

Rick Timmins has served as a director of Transmeta since May 2003. Since January 1996, Mr. Timmins has been employed at Cisco Systems, Inc., a computer networking products company, where he has held a series of financial management positions, most recently as Vice President of Finance. From January 1974 until December 1995, Mr. Timmins was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a series of financial management positions, most recently as Vice President and Controller of the Microprocessor, Memory and Microcontroller Group. Mr. Timmins also serves on the board of directors of Ultratech Stepper, Inc., a developer and manufacturer of photolithography equipment used in the fabrication of semiconductor and nanotechnology components. He holds a B.S. in Accounting and Finance from the University of Arizona and an M.B.A. from St. Edward’s University in Austin, Texas. Mr. Timmins is a Certified Public Accountant.

The Board of Directors recommends a vote FOR the election of each of the above director nominees.

DIRECTORS CONTINUING IN OFFICE

The table and biographies below present information about each director whose term of office continues after the meeting:

Name of Director	Age	Principal Occupation	Director Since

R. Hugh Barnes	60	Independent Technology Consultant	1998
Robert V. Dickinson(1)	64	President and Chief Executive Officer, California Micro Devices Corporation	2005
David R. Ditzel	49	Chief Technology Officer of Transmeta	1995
Murray A. Goldman(2)	68	Independent Technology Consultant	1998
Arthur L. Swift	47	President and Chief Executive Officer of Transmeta	2005
T. Peter Thomas(1)(2)	59	Managing Director of ATA Ventures Management LLP	1995

(1)	Member of the audit committee.

(2)	Member of the nominating and corporate governance committee.

R. Hugh Barnes has served as a director of Transmeta since November 1998 and served as President and Chief Operating Officer of Transmeta from October 2001 to April 2002. Mr. Barnes served as a business advisor to Transmeta from March 1997 to November 1998. From April 1984 to January 1997, Mr. Barnes was employed at Compaq Computer Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President and Chief Technical Officer. Mr. Barnes holds a B.S. in electrical engineering from Iowa State University.

Robert V. Dickinson has served as a director of Transmeta since May 2005. Mr. Dickinson has served as President, Chief Executive Officer, and a member of the Board of Directors of California Micro Devices Corporation, a supplier of application specific analog semiconductor products for the mobile handset, personal computer and digital consumer electronics markets, since April 2001. From August 1999 to April 2001, he was Vice President and General Manager of the Optical Storage Division of Cirrus Logic, Inc., a semiconductor manufacturer, where previously, starting in 1992, he served in several other senior executive roles, including President of its Japanese subsidiary. From 1988 to 1992, Mr. Dickinson held senior management positions at Western Digital Corporation, a semiconductor and disk drive manufacturer, following its acquisition of Verticom, Inc., where he served as President and Chief Executive Officer from 1987 to 1988. Mr. Dickinson holds an A.B. from University of California at Berkeley and an M.S. from the University of Washington, both in physics. He was also a Sloan Fellow at the Stanford Graduate School of Business.

David R. Ditzel is a co-founder of Transmeta. Mr. Ditzel has served as our Chief Technology Officer and as Vice Chairman of our Board of Directors since March 2001 and has been a director of Transmeta since March 1995. From March 1995 to March 2001, Mr. Ditzel served as Chief Executive Officer of Transmeta and as President from March 1995 to January 2000. In addition, Mr. Ditzel served as Vice President of Engineering of Transmeta from March 1995 to November 1998. From 1987 to 1995, Mr. Ditzel was employed at Sun Microsystems, a provider of network computing environments, where he held a variety of positions, most recently as Director of SPARC Laboratories and Chief Technical Officer of the Microelectronics division. From 1978 to 1987, Mr. Ditzel was employed at AT&T Bell Laboratories, where he was a Member of Technical Staff. Mr. Ditzel holds a B.S. in electrical engineering and a B.S. in computer science from Iowa State University and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

Murray A. Goldman has served as Chairman of our Board of Directors of Transmeta since November 1998 and served as Chief Executive Officer from October 2001 to April 2002. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. From July 1969 to January 1997, Dr. Goldman was employed at Motorola, a provider of integrated communications solutions and embedded electronic solutions, where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman also serves on the boards of directors of Applied Micro Circuits Corporation, a designer and developer of high-performance embedded processors and storage components, Pericom Semiconductor Corporation, a designer and developer of interface integrated circuits and frequency control products, and Three Five Systems, a designer and manufacturer of display modules. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

Arthur L. Swift has served as President and Chief Executive Officer and as a director of Transmeta since March 2005. Mr. Swift served as Senior Vice President of Marketing of Transmeta from March 2003 to March 2005. From February 2002 to March 2003, Mr. Swift was employed by Summit Microelectronics, a supplier of semiconductors that manage the power functions in communications, networking, storage and server systems, where he served as Vice President of Marketing and Business Development. From July 2000 to August 2001, Mr. Swift was employed by LynuxWorks, Inc, a supplier of embedded operating systems and tools, for real-time and embedded applications, where he served in the office of the President and Chief Operating Officer. Before that, Mr. Swift was employed as President and Chief Operating Officer of ISDCorp, an embedded software and services company, from March 2000 until it was acquired by LynuxWorks, Inc. in July 2000. From October 1996 to March 2000, Mr. Swift was employed by Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager of the Magnetic Storage Division. From 1994 to 1996, Mr. Swift was employed at Sun Microsystems, a provider of network computing environments, where he served as Vice President of Marketing and had marketing responsibility for Sun’s semiconductor division and Sparc microprocessors. From 1992 to 1994, Mr. Swift was employed by Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President of Marketing and Sales, in which role he had responsibility for Digital’s semiconductor business unit including Alpha microprocessors. Mr. Swift holds a B.S. in Electrical Engineering from The Pennsylvania State University.

T. Peter Thomas has served as a director of Transmeta since December 1995. Mr. Thomas has served as Managing Director of ATA Ventures Management LLP, a venture capital firm, since April 2004 and has been a General Partner of Institutional Venture Management, a venture capital firm, since November 1985. Mr. Thomas also serves on the board of directors of Atmel Corp., a manufacturer of a broad range of high performance non-volatile memory and logic integrated circuits, and At Road, Inc., an integrator of global positioning, wireless communications and internet technology for Mobile Resource Management, as well as several privately held companies. Mr. Thomas holds a B.S. in electrical engineering from Utah State University and an M.S. in computer science from Santa Clara University.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

During 2005, our Board of Directors met 18 times, including telephone conference meetings, and acted by unanimous written consent three times. Each of our directors attended more than 75% of the total number of meetings held by our Board of Directors while he was a director. Further, each of our directors attended more than 75% of the total number of meetings held by all committees of our Board of Directors on which that director served. The independent members of our Board of Directors meet on a regular basis in executive session outside of the presence of management.

Standing committees of the Board of Directors include an audit committee, a compensation committee and a nominating and corporate governance committee.

The audit committee monitors the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management, appoints and reviews, and evaluates the independence and performance of, our independent auditors, and facilitates communication among our independent auditors and our financial and senior management. The current members of the audit committee are Messrs. Dickinson, Thomas and Timmins, who is the committee chair. Our Board of Directors has determined that each member of the audit committee is independent within the meaning of the rules of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market, and is able to read and understand fundamental financial statements as contemplated by such rules. Mr. Timmins is the designated audit committee financial expert within the meaning of the rules and regulations of the SEC and is financially sophisticated within the meaning of the rules of the Nasdaq Stock Market. Mr. Timmins is also considered “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934 (the “Exchange Act”). The audit committee met ten times during 2005. A copy of the audit committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

The compensation committee reviews and approves, on behalf of our board of directors, all compensation to be provided to our chief executive officer and other executive officers, reviews and proposes to our board of directors compensation to be provided to members of our board of directors and its committees and administers our incentive compensation plans and equity-based compensation awards. The current members of the compensation committee are Messrs. Tai and Crudele, who is the committee chair. Each member of the compensation committee is an independent director as defined by The Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although the Chief Executive Officer, the Chief Financial Officer and the General Counsel attend portions of some of the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation. The compensation committee met seven times and acted by unanimous written consent three times during 2005. A copy of the compensation committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

The nominating and corporate governance committee recommends for nomination by our Board of Directors candidates for membership on our Board of Directors, recommends our corporate governance guidelines, oversees the evaluation of the Board of Directors and board committees, and advises our Board of Directors on corporate governance matters. The current members of the nominating and corporate governance committee are Messrs. Tai and Thomas and Dr. Goldman, who is the committee chair. Our Board of Directors has determined that each of Dr. Goldman and Messrs. Tai and Thomas is independent within the meaning of the rules of the Nasdaq Stock Market. The nominating and corporate governance committee met two times and acted by unanimous written consent once during 2005. A copy of the nominating and corporate governance committee’s charter is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

DIRECTOR COMPENSATION

Directors of Transmeta are reimbursed for their reasonable expenses associated with their attendance at meetings of our Board of Directors. Commencing in 2005, each director who is not employed by Transmeta or by a parent or subsidiary of Transmeta is to be paid cash compensation as follows:

•	an annual retainer of $20,000 for his or her services as a director,

•	an annual retainer of $5,000 for his or her service on either of the audit committee or compensation committee,

•	an annual retainer of $5,000 if he or she is the chairperson of either of the audit committee or compensation committee, and

•	an annual retainer of $5,000 if he or she serves as the lead non-employee director of the Board.

In 2005, each of our non-employee directors received a cash retainer payment in accordance with the schedule described above following the annual meeting of stockholders in November 2005. In addition, Mr. Barnes and Dr. Goldman each received $45,000 for operational consulting and advisory services that they provided to us during the first three quarters of 2005.

Members of our Board of Directors are also eligible to participate in our 2000 Equity Incentive Plan. Our 2000 Equity Incentive Plan permits discretionary option grants, and provides for automatic and non-discretionary option grants, to directors who are not employed by Transmeta or by a parent or subsidiary of Transmeta. In addition, under our 2000 Equity Incentive Plan each non-employee director who becomes a member of our Board of Directors will be granted an automatic option to purchase 30,000 shares of our common stock, plus a discretionary option to purchase 170,000 shares of our common stock, as of the date that such director joins our Board of Directors. Immediately after each annual meeting of our stockholders, each non-employee director will be granted an additional automatic option to purchase 15,000 shares of our common stock, plus a discretionary option to purchase 35,000 shares of our common stock, as long as the non-employee director is a member of our Board of Directors on that date and has served continuously as a member of our Board of Directors for at least 12 months since the last option grant to that non-employee director. If less than 12 months has passed, then the aggregate number of shares subject to those options granted after the annual meeting will be equal to 50,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days. The exercise price will be 100% of the fair market value of our common stock on the date of grant. Each option will have a ten-year term and will terminate three months after the date the director ceases to be a director or consultant or 12 months if the termination is due to death or disability. All options granted to non-employee directors will vest over three years at a rate of one-third of the total shares subject to the option on the first anniversary of the date of grant, and 2.77778% of the total shares subject to the option each month thereafter, so long as the non-employee director remains a director or consultant to Transmeta or to a parent or subsidiary of Transmeta. In the event of our dissolution, liquidation or a change in control transaction, options granted to our non-employee directors under the 2000 Equity Incentive Plan will vest and be exercisable in full.

In 2005, each of our non-employee directors received one discretionary option grant and one automatic option grant under our 2000 Equity Incentive Plan. In May 2005, Dr. Goldman and Messrs. Barnes, Tai and Thomas were each granted a nonqualified option to purchase up to 100,000 shares of our common stock at an exercise price of $0.75 per share, and Mr. Timmins was granted a nonqualified option to purchase up to 140,000 shares of our common stock at an exercise price of $0.75 per share. In May 2005, upon his appointment to our Board of Directors, Mr. Dickinson was granted a nonqualified option to purchase 200,000 shares of our common stock at an exercise price of $0.79 per share. In June 2005, upon his appointment to our Board of Directors, Mr. Crudele was granted a nonqualified option to purchase 200,000 shares of our common stock at an exercise price of $0.72 per share. In November 2005, we granted to each of Dr. Goldman and Messrs. Barnes, Crudele, Dickinson, Tai, Thomas and Timmins a nonqualified option to purchase 50,000 shares of our common stock (subject to proration as appropriate for Messrs. Crudele and Dickinson), at an exercise price of $1.23 per share.

CONSIDERATION OF DIRECTOR NOMINEES

Our nominating and corporate governance committee identifies, considers and recommends for nomination by our Board of Directors candidates for membership on our Board of Directors. The committee generally identifies nominees based upon recommendations by our directors and management. In addition, our nominating and corporate governance committee also considers recommendations properly submitted by our stockholders. The committee may retain recruiting professionals to assist in the identification and evaluation of candidates for director nominees. To date, we have not paid any third parties to assist us in this process.

In selecting nominees for our Board of Directors, the nominating and corporate governance committee considers candidates based on the need to satisfy the applicable rules and regulations of the Securities and Exchange Commission and the rules of the Nasdaq Stock Market, including the requirements for independent directors and an audit committee financial expert. Our nominating and corporate governance committee also evaluates candidates in accordance with its charter, assessing a number of factors, including the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for our Board of Directors generally, and the candidate’s integrity, business acumen, understanding of our company’s business and industry, diversity, availability, the number of other boards on which the candidate serves, independence of thought, and overall ability to represent the interests of all stockholders of our company. The nominating and corporate governance committee uses the same standards to evaluate nominees proposed by our directors, management and stockholders.

Stockholders can recommend qualified candidates for our Board of Directors by writing to our corporate secretary at Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054. When making recommendations, a stockholder should submit recommendations for individuals that meet at least the criteria outlined above. Such recommendations should be accompanied by the information required by our bylaws and Regulation 14A under the Exchange Act, which includes evidence of the nominating stockholder’s ownership of Transmeta common stock, biographical information regarding the candidate, and the candidate’s written consent to serve as a director if elected. We require that any such recommendations for inclusion in our proxy materials for our 2007 Annual Meeting of Stockholders be made no later than January 1, 2007 to ensure adequate time for meaningful consideration by the committee. The date by which any such recommendations must be submitted to us may be earlier if our 2007 Annual Meeting of Stockholders is held before May 2, 2007, in which case recommendations must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2007 Annual Meeting of Stockholders. In any case, properly submitted recommendations will be forwarded to our nominating and corporate governance committee for review and consideration. The committee may consider in the future whether we should adopt a more formal policy regarding stockholder nominations.

After evaluating Messrs. Crudele, Tai and Timmins, our nominating and corporate governance committee recommended to our Board of Directors in accordance with its charter, and our Board of Directors approved, the nomination of these current directors for election to our Board of Directors at the meeting.

STOCKHOLDER COMMUNICATION WITH OUR BOARD

Our stockholders may communicate with our Board of Directors or any of our individual directors by submitting correspondence by mail to our corporate secretary at Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054. Our corporate secretary or his or her designee will review such correspondence and provide such correspondence or summaries thereof, as appropriate, to our Board of Directors. Our corporate secretary or his or her designee will handle correspondence relating to accounting, internal controls or auditing matters in accordance with our Policy Regarding Accounting Complaints and Concerns, which policy is available on our company website at http://www.transmeta.com. Please note that information on our website is not incorporated by reference in this proxy statement. Our nominating and corporate governance committee will periodically review our process for stockholders to communicate with our Board of Directors to ensure effective communications.

BOARD ATTENDANCE AT ANNUAL MEETINGS

We encourage the members of our Board of Directors to attend our annual meetings of stockholders. We do not have a formal policy regarding attendance of annual meetings by the members of our Board of Directors. We may consider in the future whether we should adopt a more formal policy regarding director attendance at annual meetings. In 2005, eight of our nine directors attended our annual meeting of stockholders.

PRINCIPAL STOCKHOLDERS

The following table presents information about the beneficial ownership of our common stock as of March 31, 2006 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each director;

•	each executive officer named in the Summary Compensation Table in this proxy statement; and

•	all directors and executive officers as a group.

The percentage of beneficial ownership for the table is based on 195,285,839 shares of our common stock outstanding as of March 31, 2006. To our knowledge, except under community property laws or as otherwise noted, the persons and entities named in the table have sole voting and sole investment power over their shares of our common stock. Unless otherwise indicated, each entity or person listed below maintains a mailing address of c/o Transmeta Corporation, 3990 Freedom Circle, Santa Clara, California 95054.

Beneficial ownership is determined under the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has the right to acquire within 60 days after March 31, 2006, through the exercise of any option or warrant. However, the percentage ownership of the common stock is based on the assumption, as required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

	Number of Shares	Percentage
	of Common Stock	Beneficially
Name of Beneficial Owner	Beneficially Owned	Owned

Directors and Executive Officers:
T. Peter Thomas(1)	11,786,292	6.01%
William P. Tai(2)	3,868,573	1.98%
David R. Ditzel(3)	1,968,253	1.00%
John O’Hara Horsley(4)	1,305,774	*
Arthur L. Swift(5)	1,050,417	*
Murray A. Goldman(6)	967,975	*
Mark R. Kent(7)	577,625	*
R. Hugh Barnes(8)	439,285	*
Takashi Murayama(9)	406,932	*
Rick Timmins(10)	116,175	*
Robert V. Dickinson(11)	66,000	*
Lester M. Crudele(12)	0	*
Matthew R. Perry(13)	0	*
All executive officers and directors as a group (17 persons) (14)	23,428,566	11.63%

*	Less than 1% ownership.

(1)	Includes 151,621 shares held by Mr. Thomas that he may be deemed to own beneficially. Also includes 163,888 shares held by Institutional Venture Management VI, L.P, 7,569,704 shares held by Institutional Venture Partners VI, L.P. and 483,106 shares held by IVP Founders Fund I, L.P. T. Peter Thomas and seven other individuals are general partners of Institutional Venture Management VI, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. and IVP Founders Fund I, L.P. Also includes 26,666 shares held by Institutional Venture Management VII, L.P. and 1,293,332 shares held by Institutional Venture Partners VII, L.P. T. Peter Thomas, William P. Tai and eight other individuals are general partners of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also includes 1,950,000 shares held by Institutional Venture Partners VIII, L.P., 21,000 shares held by IVM Investment Fund VIII, LLC and 9,000 shares held by IVM Investment Fund VIII-A, LLC. T. Peter Thomas, William P. Tai and nine other individuals are general partners of Institutional Venture Management VIII, L.P., which is a general partner of Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each general partner disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Of the number of shares that are beneficially owned by Mr. Thomas, 117,975 shares are subject to options exercisable within 60 days after March 31, 2006.

(2)	Includes 389,925 shares held by Mr. Tai. Also includes 3,299,998 shares held by entities affiliated with Institutional Venture Partners, as to which Mr. Tai shares voting and dispositive power. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025. Also includes 2,700 shares held of record by Steven Kay and Augustus Owen Tai, as trustee for the Beauchamp Tai Irrevocable Children’s Trust dated October 1, 2000. Of the number of shares that are beneficially owned by Mr. Tai, 87,975 shares are subject to options exercisable within 60 days after March 31, 2006.

(3)	Of the number of shares that are beneficially owned by Mr. Ditzel, 937,260 shares are subject to options exercisable within 60 days after March 31, 2006.

(4)	Of the number of shares that are beneficially owned by Mr. Horsley, 1,302,260 shares are subject to options exercisable within 60 days after March 31, 2006.

(5)	Of the number of shares that are beneficially owned by Mr. Swift, 1,043,749 shares are subject to options exercisable within 60 days after March 31, 2006.

(6)	Of the number of shares that are beneficially owned by Dr. Goldman, 287,975 shares subject to options exercisable within 60 days after March 31, 2006.

(7)	Of the number of shares that are beneficially owned by Mr. Kent, 561,010 shares are subject to options within 60 days after March 31, 2006.

(8)	Of the number of shares that are beneficially owned by Mr. Barnes, 287,975 shares are subject to options within 60 days after March 31, 2006.

(9)	Represents shares subject to options exercisable within 60 days after March 31, 2006.

(10)	Represents shares subject to options exercisable within 60 days after March 31, 2006.

(11)	Represents shares subject to options exercisable within 60 days after March 31, 2006.

(12)	Mr. Crudele was first elected to our Board of Directors in June 2005.

(13)	Dr. Perry’s options expired by their terms on June 30, 2005, as a result of his resignation as President and Chief Executive Officer and as a director effective March 31, 2005.

(14)	Includes shares disclosed under footnotes 1-13. Of the number of shares that are beneficially owned by the directors and executive officers, 6,090,551 shares are subject to options exercisable within 60 days after March 31, 2006.

EXECUTIVE OFFICERS

The following table presents the names, offices, and positions of each of our executive officers, as of April 28, 2006:

Name	Age	Position

Arthur L. Swift	47	President and Chief Executive Officer
Robert Bismuth	52	Vice President of Strategic Alliances
Patrick V. Boudreau	65	Senior Vice President of Human Resources
David R. Ditzel	49	Chief Technology Officer
Patrick J. Gainer	42	Vice President of Software Engineering
John O’Hara Horsley	44	Executive Vice President, General Counsel and Secretary
Mark R. Kent	46	Chief Financial Officer

Arthur L. Swift has served as President and Chief Executive Officer and as a director of Transmeta since March 2005. Mr. Swift served as Senior Vice President of Marketing of Transmeta from March 2003 to March 2005. From February 2002 to March 2003, Mr. Swift was employed by Summit Microelectronics, a supplier of semiconductors that manage the power functions in communications, networking, storage and server systems, where he served as Vice President of Marketing and Business Development. From July 2000 to August 2001, Mr. Swift was employed by LynuxWorks, Inc, a supplier of embedded operating systems and tools, for real-time and embedded applications, where he served in the office of the President and Chief Operating Officer. Before that, Mr. Swift was employed as President and Chief Operating Officer of ISDCorp, an embedded software and services company, from March 2000 until it was acquired by LynuxWorks, Inc. in July 2000. From October 1996 to March 2000, Mr. Swift was employed by Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics, where he held a variety of positions, most recently as Vice President and General Manager of the Magnetic Storage Division. From

1994 to 1996, Mr. Swift was employed at Sun Microsystems, a provider of network computing environments, where he served as Vice President of Marketing and had marketing responsibility for Sun’s semiconductor division and Sparc microprocessors. From 1992 to 1994, Mr. Swift was employed by Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Vice President of Marketing and Sales, in which role he had responsibility for Digital’s semiconductor business unit including Alpha microprocessors. Mr. Swift holds a B.S. in Electrical Engineering from The Pennsylvania State University.

Robert Bismuth joined Transmeta in November 2003 as Vice President of Strategic Alliances and was appointed as an executive officer in August 2005. From March 2003 to October 2003, Mr. Bismuth was affiliated with Warburg Pincus, a venture capital firm. During 2002, Mr. Bismuth worked as a consultant to Microsoft Corporation, a software provider for personal and business computing. From July 1999 to April 2001, Mr. Bismuth was Chief Executive Officer of VisionCompass Inc., an enterprise software company. From September 1997 to July 1999, Mr. Bismuth served as Chief Executive Officer of ConneXt, Inc., a software company working with energy providers. From 1984 to 1997, Mr. Bismuth was employed at Digital Equipment Corporation, a computer manufacturer, most recently as Vice President of Corporate Strategic Alliances. Mr. Bismuth holds a B.S. in Pure Mathematics from the University College of Swansea in the United Kingdom and an M.S. in Pure Mathematics from McMaster University in Canada.

Patrick V. Boudreau joined Transmeta in February 2006 as Senior Vice President of Human Resources. From March 2001 until February 2006, Mr. Boudreau served as President of PVB Associates, a management consulting and executive search firm. From May 2000 to February 2001, Mr. Boudreau was Senior Vice President of Human Resource Development for Asyst Technologies, Inc., a provider of semiconductor manufacturing technologies. From September 1996 to June 2000, Mr. Boudreau served as Senior Vice President of Human Resources at Cirrus Logic, Inc., a supplier of chip solutions for consumer entertainment electronics. From September 1994 to September 1996, Mr. Boudreau served as Vice President of Human Resources for Fujitsu Microelectronics, Inc., a provider of technology solutions. Mr. Boudreau has also held executive or other senior human resources management positions at Trilogy Corporation, Amdahl Corporation, and Mattel. Mr. Boudreau is a graduate of Ryerson Polytechnic Institute in Toronto, Ontario, Canada.

David R. Ditzel is a co-founder of Transmeta. Mr. Ditzel has served as our Chief Technology Officer and as Vice Chairman of our Board of Directors since March 2001 and has been a director of Transmeta since March 1995. From March 1995 to March 2001, Mr. Ditzel served as Chief Executive Officer of Transmeta and as President from March 1995 to January 2000. In addition, Mr. Ditzel served as Vice President of Engineering of Transmeta from March 1995 to November 1998. From 1987 to 1995, Mr. Ditzel was employed at Sun Microsystems, a provider of network computing environments, where he held a variety of positions, most recently as Director of SPARC Laboratories and Chief Technical Officer of the Microelectronics division. From 1978 to 1987, Mr. Ditzel was employed at AT&T Bell Laboratories, where he was a Member of Technical Staff. Mr. Ditzel holds a B.S. in electrical engineering and a B.S. in computer science from Iowa State University and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

Patrick J. Gainer has served as our Vice President of Software Engineering since January 2004. Mr. Gainer joined Transmeta as a software engineer in June 1998 and has served in a series of engineering and management positions, most recently as Senior Director of Software Engineering. Before joining Transmeta, Mr. Gainer worked as a software engineer at Microsoft Corporation, 64k Inc., Silicon Graphics, and IBM. Mr. Gainer holds a B.S. degree in Computing Science and Mathematics from the University of Alberta, Canada.

John O’Hara Horsley has served as our General Counsel since joining the Company in July 2000, as Secretary since May 2002, and as Executive Vice President since October 2005. In addition, Mr. Horsley served as our Chief Financial Officer on an interim basis from June 2004 to September 2004. From November 1997 to July 2000, Mr. Horsley served at the Federal Trade Commission in appointed positions within the Bureau of Competition, most recently as Chief Counsel for Intellectual Property and Technology Matters. From October 1988 to October 1997, Mr. Horsley practiced law as an associate and partner with Pillsbury Madison & Sutro, where he specialized in litigation and strategic counseling in intellectual property, antitrust and securities law matters. Mr. Horsley holds a B.A. in Philosophy and a B.A. in English from the University of Utah and a J.D. from the University of California at Berkeley.

Mark R. Kent has served as our Chief Financial Officer since September 2004. From February 2001 to January 2004, Mr. Kent was affiliated with Oak Investment Partners, a venture capital firm, as Chief Financial Officer or Chief Financial Officer in Residence for several Oak portfolio companies, including Talisma Corporation, a customer integration management software company; Knowledge Networks, an information research company; and Securant Technologies, a security software company. From April 1999 to January 2001, Mr. Kent served as CFO of CrossWorlds Software, a business integration software company. From December 1994 to March 1999, Mr. Kent was employed by LSI Logic, a supplier of custom high-performance semiconductors, in a variety of financial management positions, most recently as Treasurer. Mr. Kent holds a B.S. degree in Finance from Colorado State University.

EXECUTIVE COMPENSATION

Summary Compensation

The following table presents information about the compensation awarded to, earned by or paid to (i) our Chief Executive Officer as of December 31, 2005 and all other individuals who served as our Chief Executive Officer during 2005, and (ii) our four other most highly compensated executive officers who were serving as such as of December 31, 2005 whose salary and bonus for fiscal 2005 were more than $100,000 in the aggregate. We do not grant stock appreciation rights and have no long-term compensation benefits other than stock options.

Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation				Shares of Common
				Other Annual		Stock Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Options	Compensation

Arthur L. Swift(1)	2005	$310,000	$161,802	$—		1,000,000	$—
Chief Executive Officer and	2004	$265,000	$122,931	$—		125,000	$—
President	2003	$193,182	$61,625	$—		825,000	$—
Matthew R. Perry(2)	2005	$113,846	$140,677	$51,206	(3)	—	$473,461 (4)
Former Chief Executive	2004	$370,000	$174,348	$85,447	(3)	200,000	$—
Officer and President	2003	$350,000	$141,469	$117,915	(5)	1,000,000	$—
David R. Ditzel	2005	$310,125	$191,971	—		433,000	$—
Chief Technology Officer	2004	$300,000	$159,653	—		100,000	$—
	2003	$286,000	$125,164	—		100,000	$—
John O’Hara Horsley	2005	$276,925	$138,110	—		433,000	$—
Executive Vice President,	2004	$265,000	$123,330	—		125,000	$—
General Counsel and	2003	$245,750	$80,801	—		160,000	$—
Secretary
Mark R. Kent(6)	2005	$261,250	$120,918	$—		433,000	$—
Chief Financial Officer	2004	$79,545	$6,521	$—		1,000,000	$—
	2003	$—	—	$—		—	$—
Takashi Murayama(7)	2005	$343,725	$113,717	$32,319	(8)	200,000	$—
Former Vice President and	2004	$339,868	$79,649	$32,696	(8)	100,000	$—
President of Transmeta KK	2003	$300,000	6,138	$28,283	(8)	17,500	$—

(1)	Mr. Swift’s employment commenced with us in March 2003 in the position of Senior Vice President of Marketing. Mr. Swift served in such capacity until March 2005, at which time he became President and Chief Executive Officer and a director of Transmeta.

(2)	Dr. Perry served as our President and Chief Executive Officer from April 2002 to March 2005, at which time he resigned as President and Chief Executive Officer and as a director of Transmeta.

(3)	Represents housing and related tax payments.

(4)	Represents separation benefits received by Dr. Perry pursuant to Separation Agreement and Release dated March 31, 2005.

(5)	Includes reimbursements of approximately $90,000 for housing and related tax payments.

(6)	Mr. Kent’s employment commenced with us in September 2004.

(7)	Mr. Murayama resigned as an executive officer of Transmeta in April 2006.

(8)	Includes reimbursement of national social insurance and related tax payments.

Option Grants in Fiscal 2005

The following table presents information about option grants during 2005 to the executive officers named in the Summary Compensation Table.

Option Grants in Fiscal 2005

						Potential Realizable
						Value at Assumed
	Number of		Percentage of			Annual Rates of
	Securities		Total Transmeta			Stock Price
	Underlying		Options Granted			Appreciation for
	Options		to Employees in	Exercise Price	Expiration	Option Term(3)
Name	Granted(1)(4)		2005(2)	per Share	Date	5%	10%

Arthur L. Swift	1,000,000	(4)	6.49%	$0.93	03/30/2015	$584,670	$1,481,551
Matthew R. Perry	—		—%	$—	—	$—	$—
David R. Ditzel	433,000	(5)	2.81%	$0.75	05/8/2015	$204,163	$517,348
John O’Hara Horsley	433,000	(5)	2.81%	$0.75	05/8/2015	$204,163	$517,348
Mark R. Kent	433,000	(5)	2.81%	$0.75	05/8/2015	$204,163	$517,348
Takashi Murayama	200,000	(5)	1.30%	$0.75	05/8/2015	$94,302	$238,960

(1)	The options shown in the above table were granted at an exercise price equal to 100% of the fair market value of our common stock at the date of grant and will expire ten years from the date of grant.

(2)	During fiscal 2005, we granted to our employees options to purchase a total of 15,408,356 shares of common stock.

(3)	Potential realizable values are calculated by multiplying the number of shares of common stock subject to a given option by the exercise price; assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and subtracting from that result the total option price. The 5% and 10% assumed annual rates of stock appreciation are required by the rules of the SEC and do not reflect our estimate or projection of future common stock prices.

(4)	At the time of grant, this option vested with respect to 25% of the shares on March 31, 2006, and thereafter continues to vest over a period of three years in equal monthly installments at the rate of 1/48th of the shares each month, so long as the optionee remains employed by us.

(5)	At the time of grant, this option vested monthly during a 36 month period starting May 9, 2005 at the rate of 1/36th of the shares each month, so long as the optionee remains employed by us.

Aggregated Option Values

The following table sets forth certain information concerning the number and value at December 31, 2005 of unexercised options held by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised any stock options during fiscal 2005.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options at Fiscal		Options at Fiscal
	Year End (#)		Year End(1)($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Arthur L. Swift	707,812	1,242,188	$—	$200,000
Matthew R. Perry	—	—	$—	$—
David R. Ditzel	868,791	384,209	$42,399	$132,541
John O’Hara Horsley	1,227,541	390,459	$49,599	$132,541
Mark R. Kent	396,708	1,036,292	$31,999	$132,541
Takashi Murayama	356,863	200,637	$17,980	$61,220

(1)	These values have not been, and may never be, realized. The values are based, with respect to options to purchase shares of our common stock, on the positive spread between the respective exercise prices of outstanding stock options and the closing price of our common stock on December 30, 2005 on the Nasdaq National Market ($1.13 per share).

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE IN CONTROL ARRANGEMENTS

Employment Contracts

Pursuant to an employment agreement entered in March 2002 with Matthew R. Perry in connection with his hire, the vesting of the option for 2,000,000 shares of our common stock granted to him in connection with the commencement of his employment would have accelerated as to one-half of the remaining unvested shares if Transmeta were to experience a change of control and his employment were to be terminated without cause or if he resigned for good reason within one year following such change of control. Dr. Perry resigned from his employment with us in March 2005. In connection with his resignation, Dr. Perry and Transmeta entered into a separation agreement and release dated as of March 31, 2005. Pursuant to that agreement, we agreed to pay to Dr. Perry a severance payment of $445,000 and a continuation of his group health benefits and his housing benefit until he finds other employment or until March 31, 2006, whichever occurs earlier. In addition, Transmeta and Dr. Perry each agreed to a general release of the other. The options for 3,200,000 shares of our common stock held by Dr. Perry at the time of his termination expired unexercised.

Change in Control Arrangements

In 2003, our Board of Directors adopted a retention and severance plan, which, as amended in 2004, provides severance benefits to various executives of our company in the event of a change of control of Transmeta. Under that plan, if the employment of a person in a position with Transmeta referred to in the chart below is terminated not for “cause,” or that person resigns for “good reason,” within 12 months following a change of control of Transmeta, then (1) that person will be paid a lump sum cash severance payment as described in the chart below and (2) the vesting of all of that person’s options and restricted stock will accelerate as described in the chart below.

Option and Restricted
Position/Category	Lump Sum Cash Severance	Stock Vesting

Chief Executive Officer	2 years base salary and 200% of target annual bonus for the year of termination of employment	full acceleration of vesting
Category 1 Person (as designated by our Board of Directors)	1 1/2 years base salary and 112.5% of target annual bonus for the year of termination of employment	2 years of additional vesting
Category 2 Person (as designated by our Board of Directors)	1 year base salary and 50% of target annual bonus for the year of termination of employment	1 year of additional vesting
Category 3 Person (as designated by our Board of Directors)	6 months base salary and 25% of target annual bonus for the year of termination of employment	1 year of additional vesting

For purposes of the retention and severance plan, “Cause” means: (1) a good faith determination by our Board of Directors or chief executive officer of Transmeta or its successor that the person in question willfully failed to follow the lawful written directions of our Board of Directors or the chief executive officer, (2) engagement in gross misconduct which is materially detrimental to Transmeta or its successor, (3) willful and repeated failure or refusal to comply in any material respect to the proprietary information, inventions assignment and confidentiality agreement, or any other policies of Transmeta or its successor applicable to the person in question where non-compliance would be materially detrimental to Transmeta or its successor, or (4) conviction of, or plea of guilty to, a felony that our Board of Directors or chief executive officer of Transmeta or its successor reasonably believes would reflect adversely on Transmeta or its successor. For purposes of the retention and severance plan, “good reason” includes: (1) a significant diminution in the nature or scope of the authority, title, function or duties of the person in question from that person’s authority, title, function or duties in effect immediately preceding the change of control, (2) a reduction in the person’s base salary or target annual bonus or commission opportunity in effect immediately preceding the change of control, (3) a requirement that the person be based at any office or location more than fifty miles from the office where the person was employed immediately preceding the change of control, or (4) any material breach by Transmeta or its successor of the terms of the person’s employment offer letter or agreement with Transmeta or its successor, or of the retention and severance plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of December 31, 2005, concerning securities authorized for issuance under all Transmeta equity compensation plans:

					Number of Securities
	Number of Securities				Remaining Available
	to be Issued		Weighted-Average		for Future Issuance
	Upon Exercise of		Exercise Price of		Under Equity Compensation
	Outstanding Options,		Outstanding Options,		Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights		Reflected in Column(a))
	(a)		(b)		(c)

Equity compensation plans approved by security holders	38,284,784		$1.79		17,418,646	(1)
Equity compensation plans not approved by security holders	1,145,032	(2)	$5.04	(2)	—

Total	39,429,816		$1.89		17,418,646

(1)	Includes 16,847,775 shares available for issuance under Transmeta’s 2000 Equity Incentive Plan, all of which may be issued as stock options, restricted stock or stock bonuses, and 570,871 shares available for issuance under Transmeta’s 2000 Employee Stock Purchase Plan.

(2)	Includes options to purchase 780,000 shares and warrants to purchase 365,032 shares outstanding as of December 31, 2005 that were issued by Transmeta under non-plan options granted in or before 2001.

Transmeta Non-Plan Option Grants

Options granted to seven individuals outside of any equity compensation plan adopted by Transmeta remained outstanding as of December 31, 2005 (“Non-Plan Options”). All of the Non-Plan Options were granted in 2000 and prior to our initial public offering in November 2000. The Non-Plan Options include (i) a Non-Plan Option held by T. Peter Thomas, a member of our Board of Directors, to purchase up to 30,000 shares of our common stock at an exercise price of $9.50 per share, and (ii) Non-Plan Options held by six non-executive employees of Transmeta to purchase an aggregate of 750,000 shares of Transmeta’s common stock at a weighted average exercise price of $6.70 per share. Such Non-Plan Option grants were made pursuant to the terms of a form Non-Plan Stock Option Agreement, with each such grant authorized by our Board of Directors or the compensation committee of our Board of Directors. The Non-Plan Option grants have not been approved by our stockholders.

All of the Non-Plan Options are non-qualified stock options and were issued with an exercise price equal to 100% of the fair market value of the corresponding shares of common stock on the date of such grant. Each of the Non-Plan Options held was fully vested as of December 31, 2005 and has a ten-year term expiring in 2010 on the anniversary its date of grant. The Non-Plan Options also expire, in the event the grantee’s employment is terminated for any reason other than as a result of such grantee’s death or disability or for cause, three months following such termination of employment; in the event the grantee’s employment is terminated as a result of such grantee’s death or disability, 12 months following such termination; and, in the event the grantee’s employment is terminated for cause, on such termination date. In addition, the option grant agreement provides for the payment of the exercise price of options by any of the following means: (1) in cash (by check); (2) by cancellation of indebtedness of Transmeta to the participant; (3) at the discretion of our Board of Directors, by surrender of shares of our common stock; (4) at the discretion of our Board of Directors, by tender of a full recourse promissory note; (5) by waiver of compensation due or accrued to the participant for services rendered; (6) through a “same day sale” commitment from the participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”); or (7) through a “margin” commitment from the participant and an NASD Dealer; or (8) by any combination of the foregoing.

In the event of a merger, consolidation, dissolution or liquidation of Transmeta, the sale of substantially all of our assets or any other similar corporate transaction, the successor corporation may assume or substitute for the Non-Plan Options. In the event such successor corporation refuses to assume, replace or substitute the Non-Plan Option, as provided above, then the Non-Plan Option will expire on such transaction at such time and on such conditions as our Board of Directors will determine.

Option Vesting

On September 27, 2005, our Board of Directors approved the accelerated vesting of certain outstanding stock options previously granted under our equity incentive plans and agreements. The decision accelerates the vesting of all unvested employee stock options granted before September 27, 2005 having exercise prices higher than $2.00 per share. This acceleration was effective as of September 27, 2005. The closing price of our common stock on September 27, 2005 was $1.38. The decision to accelerate the vesting of the affected options was based upon a recommendation of our compensation committee. Stock options held by non-employee directors of Transmeta were not accelerated.

The decision by our Board of Directors to accelerate the vesting of the affected employee stock options was primarily to eliminate or reduce the compensation expense relating to such options that we would otherwise be expected to record in our statement of operations for future periods upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of our Board of Directors currently consists of Lester M. Crudele, who is the committee chair, and William P. Tai, neither of whom has any interlocking relationships as defined by the SEC. The compensation committee makes decisions regarding the long-term strategy of employee compensation, the types of stock and other compensation plans to be used, and executive compensation and stock option grants to executives. Our Board of Directors has determined that each member of the compensation committee is independent within the meaning of the rules of the Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an outside director within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In addition, none of our executive officers serves as a member of the board of directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

REPORT ON EXECUTIVE COMPENSATION

This report on executive compensation is required by the SEC. It shall not be deemed filed with the SEC or incorporated by reference by any general statement incorporating this Annual Report by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

The compensation committee of our Board of Directors makes decisions regarding executive compensation and stock option grants to executives. The current members of the compensation committee are Messrs. Tai and Crudele, who has served as the committee chair since September 2005 after being elected to our Board of Directors in June 2005. From January 2005 to September 2005, the members of the compensation committee were Messrs. Tai and Thomas. Each of Messrs. Crudele, Tai and Thomas was and is an independent director as defined by The Nasdaq Stock Market, a non-employee director within the meaning of Section 16 of the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Although the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Senior Vice President of Human Resources attend portions of some of the meetings of the compensation committee, they do not participate in deliberations that relate to their own compensation.

General Compensation Policy

The compensation committee acts on behalf of our Board of Directors to establish the general compensation policy for our executive officers and directors. The compensation committee determines base salary levels and target bonuses for the Chief Executive Officer (“CEO”) and other executive officers. The compensation committee also supervises the administration of our equity compensation plans. The compensation committee makes grants of stock options to executive officers, including the CEO, and grants to other employees if such grants exceed 75,000 shares. The compensation committee has delegated to the CEO authority to grant options to purchase 75,000 or fewer shares to employees who are not executive officers or members of our Board of Directors, subject to certain stock administration and other internal controls.

In general, the compensation committee follows a “pay for performance” philosophy to compensate management. The committee’s compensation philosophy for executive officers, including the CEO, is to relate compensation directly to corporate performance and stockholder returns, while providing a total compensation package that is competitive relative to our peers and enables us to attract, motivate, reward and retain key executives and employees. Our compensation policy, which applies to executive officers and our other key employees, relates a portion of each individual’s total compensation to our revenue, profit and corporate objectives as well as individual objectives set at the beginning of the year and each quarter. Consistent with this policy, a designated portion of the compensation of our executive officers is contingent on corporate performance and, in the case of certain executive officers, is also based on the individual officer’s performance, as determined by the compensation committee in its discretion. Each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the San Francisco Bay Area that are of comparable size to Transmeta and with which Transmeta competes for executive personnel;

•	annual and quarterly variable performance awards such as bonuses payable in cash and tied to the achievement of performance goals, financial or otherwise, that are established by the compensation committee; and

•	long-term equity incentives to strengthen the mutuality of interests between Transmeta’s executive officers and its stockholders.

The compensation committee determines base salaries, incentive compensation and stock option grants for the executive officers based in part on its review of the Radford Executive Compensation Report, the American Electronics Association Executive Compensation Survey for Electronics and Information Technology Companies and other surveys of prevailing compensation practices among high-technology companies with whom Transmeta competes for executive talent, and by their evaluation of this information in connection with our corporate goals. These surveys are nationally known for their databases of high technology company compensation practices. The Radford Survey itself includes over 500 high technology companies. To this end, the compensation committee attempts to compare the compensation of our executive officers with comparable survey positions and the compensation practices of comparable companies to determine base salary, target bonuses and target total cash compensation.

In preparing the performance graph set forth below for this Annual Report, we used the RDG Semiconductor Composite. The companies in the Radford Survey are substantially similar to the companies contained in the RDG Semiconductor Composite. Nevertheless, certain of the companies in the RDG Semiconductor Composite were not included in the Radford Survey and our other salary surveys because they were not determined to be competitive with us for executive talent or because compensation information was not available.

The compensation committee reviews this competitive market information together with the CEO for each executive level position, but solely within the compensation committee with respect to the CEO’s total compensation. In addition, the compensation committee reviews each executive officer’s performance for the last year and objectives for the upcoming year, together with the executive officer’s responsibility level and our fiscal performance, as compared to the objectives for the last year and our performance targets for the upcoming year.

Executive Compensation in General

Base Compensation.  Salaries for executive officers for fiscal 2005 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history as well as the salaries for similar positions at comparable companies.

Incentive Compensation.  In general, we award cash bonuses to our executive officers based upon the extent to which each executive officer achieves predetermined individual objectives and we meet predetermined financial and other corporate performance objectives as set with our Board of Directors at the beginning of the year and at the beginning of each quarter. Eligibility for a cash bonus is determined by the compensation committee. The CEO’s evaluation of the executives’ performance (other than his or her own) is taken into account in determining whether those individual objectives were satisfied. Performance is measured at the end of each quarter and at the end of the year. In general, incentive compensation for executive officers is now based 20-40% upon their achievement of individual objectives and 60-80% upon our achievement of financial and other corporate performance objectives, although those relative percentage weightings are subject to change from time to time in the discretion of the compensation committee. The current cash bonus incentive target for executive officers is 50% of the individual’s base compensation, or, in the case of the CEO, the target is 75% of his or her base compensation. The compensation committee, in its discretion, determines the targets and actual bonus payments.

During 2005, however, as part of our restructuring plan, the compensation committee awarded cash bonuses to executive officers based on a transitional policy regarding incentive compensation. In late fiscal 2004 and early 2005, as we critically evaluated and modified our business model and developed our related restructuring plan, the compensation committee determined that it was appropriate to award cash retention bonuses of 100% of the target bonus amounts for the then remaining executive officers for the fourth quarter of 2004 and the first quarter of 2005 in order to motivate those executives to remain with us despite the financial and career risks associated with modifying our business plan and developing a related restructuring plan. Subsequently, for each of the second, third and fourth quarters of 2005, the compensation committee determined that it was appropriate to award cash bonuses to our executive officers based solely upon the extent to which we met predetermined financial and other corporate performance objectives as set with our Board of Directors at the beginning of each of those quarters consistent with our modified business model and restructuring plan. In 2006, and for 2006, the compensation committee adopted the general incentive compensation policy described in the preceding paragraph.

Stock Options.  Stock options are an essential element of our executive compensation philosophy and package. The compensation committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of the equity-based compensation depends entirely on appreciation of our common stock. Stock options have value for the executive only if the price of our common stock increases above the fair market value on the grant date and the executive remains in our employ for the period required for the options or shares to vest. Substantially all of our full-time employees are granted employee stock options.

The number of shares subject to each stock option granted to an executive officer is within the discretion of the compensation committee and is based on, among other things, anticipated future contribution and ability to impact corporate results or on consistency within the executive’s peer group. The stock options are granted at a price that is equal to 100% of the fair market value of our common stock on the date of grant. The stock options typically vest over a four-year period in equal monthly increments, although from time to time we have granted options with vesting schedules of three years or less, as we did in 2005. The compensation committee may also grant additional stock options to executives in connection with a significant change in responsibilities, to achieve equity within a peer group or for other reasons. In determining whether to grant additional stock options to an executive officer, the compensation committee takes into account the number of unvested options held by the executive officer. In the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with us and to strive to increase the value of our common stock. In 2005, based upon its consideration of all these factors, the compensation committee granted a stock option to the CEO in March 2005 and stock options to all executive officers other than the CEO as part of a regular annual grant of stock options to all employees in May 2005.

Chief Executive Officer Compensation

On March 31, 2005, Arthur L. Swift was promoted and appointed to the offices of President and CEO and was elected as a member of our Board of Directors. At the time of that appointment, the compensation committee reviewed Mr. Swift’s compensation package and, based upon that review, adjusted Mr. Swift’s compensation to include an annual base salary of $325,000, eligibility to receive a bonus of up to 50% of his base annual salary, and an option to purchase up to 1,000,000 shares of our common stock at an exercise price of $0.93 per share, consistent with the factors described above for all executive officers and in accordance with our general executive compensation policy. Mr. Swift’s stock option vested with respect to 25 percent of the shares on March 31, 2006, and thereafter will continue to vest over a period of three years in equal monthly installments so long as he remains employed by us. In 2005, Mr. Swift received a total base salary of $310,000 and actual bonuses in the amount of $161,802. In April 2006, the compensation committee again reviewed Mr. Swift’s compensation package and, based upon that review, adjusted Mr. Swift’s compensation to include eligibility to receive a bonus of up to 75% of his base compensation to the extent that he achieves predetermined quarterly and annual individual objectives and we meet predetermined quarterly and annual financial and other corporate performance objectives as set with our Board of Directors. The compensation committee contemplates that Mr. Swift’s incentive compensation for 2006 will be based 20% upon his achievement of individual objectives and 80% upon our achievement of financial and other corporate performance objectives.

In 2005, Matthew R. Perry, our former President and CEO, received salary in the amount of $113,846 and an actual bonus in the amount of $140,677. Dr. Perry was eligible under our executive bonus plan to receive a bonus of up to 50% of his base compensation. Dr. Perry also received reimbursements in the amount of $51,206 for housing and related tax payments. Dr. Perry resigned as our President and CEO in March 2005 and, in connection with his resignation, entered into a separation agreement and release pursuant to which he received $473,461 in severance benefits during the last three quarters of 2005.

Compliance with Section 162(m) of the Internal Revenue Code

Stock option grants made under the 2000 Equity Incentive Plan currently do not meet the requirements for performance-based grants as defined in Section 162(m), so they are not exempt from the $1,000,000 deduction limitation. We do not expect cash base or incentive compensation for 2006 to any of our executive officers to be more than $1,000,000 or consequently affected by the requirements of Section 162(m).

COMPANY STOCK PRICE PERFORMANCE

The stock price performance graph below is required by the SEC. It shall not be deemed filed with the SEC or incorporated by reference by any general statement incorporating this Report by reference into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference.

The graph below compares the cumulative total stockholder return on our common stock with the cumulative total return on the Nasdaq Stock Market Index and the RDG Semiconductor Composite over the same period. The graph assumes that $100 was invested in our common stock, the Nasdaq Stock Market Index and the RDG Semiconductor Composite on November 7, 2000, and calculates the annual return through December 31, 2005, and assumes the reinvestment of dividends, if any. The stock price performance shown in the graph below is based on historical data and does not necessarily indicate future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG TRANSMETA CORPORATION, THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG SEMICONDUCTOR COMPOSITE INDEX

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05
TRANSMETA CORPORATION	100.00	9.74	4.98	14.47	6.94	4.81
NASDAQ STOCK MARKET (U.S.)	100.00	79.53	56.34	83.81	91.33	93.30
RDG SEMICONDUCTOR COMPOSITE	100.00	114.47	53.83	89.63	77.31	94.55

PROPOSAL NO. 2  —  RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The audit committee has appointed Burr, Pilger & Mayer LLP as independent auditors to audit our financial statements for the current fiscal year. Previously, Burr, Pilger & Mayer LLP had audited our financial statements for fiscal year 2005 and Ernst & Young LLP had audited our financial statements for fiscal years 1998 through 2004. Representatives of the firm of Burr, Pilger & Mayer LLP are expected to be present at the meeting and will have an opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.

Ratification by our stockholders of the selection of Burr, Pilger & Mayer LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our bylaws or otherwise. However, our Board of Directors is submitting the selection by our audit committee of Burr, Pilger & Mayer LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify this selection, our audit committee will reconsider whether to retain that firm. Even if the selection is ratified, our audit committee in its discretion may direct the selection of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Transmeta and its stockholders.

On June 30, 2005, Ernst & Young LLP, which then served as our independent registered public accounting firm, notified us and the chairman of our audit committee that Ernst &Young LLP would resign as our independent registered public accounting firm following the earlier of the completion of services related to the review of our interim financial statements for the quarter ending September 30, 2005, or the filing due date of that quarterly report. The audit committee was informed of, but neither recommended nor approved, Ernst & Young LLP’s resignation as our independent registered public accounting firm.

On August 15, 2005, we filed our quarterly report on Form 10-Q for the quarter ended June 30, 2005. Ernst & Young LLP served as our independent registered public accounting firm in reviewing our interim financial statements for the quarter ended June 30, 2005 for purposes of that quarterly report.

On August 22, 2005, the audit committee engaged Burr, Pilger & Mayer LLP to serve as our independent registered accounting firm. The audit committee and our management requested, both verbally and in writing, that Ernst & Young LLP respond fully to any inquiries about its integrated audit of our consolidated financial statements for the fiscal year ended December 31, 2004 as may be made by our successor independent registered accounting firm, Burr, Pilger & Mayer LLP.

Upon the engagement of Burr, Pilger and Mayer LLP as our independent registered public accounting firm on August 22, 2005, Ernst & Young LLP was dismissed as our independent registered public accounting firm. As a result, Ernst & Young LLP will provide no further audit or review services to us for periods ended after June 30, 2005, after the effective date of its dismissal, August 22, 2005. The audit committee approved the dismissal of Ernst & Young LLP as our independent registered public accounting firm.

The reports of Ernst & Young LLP on our consolidated financial statements as of and for each of the fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except for an explanatory paragraph indicating substantial doubt about our ability to continue as a going concern in the audit report for the fiscal year ended December 31, 2004.

During the fiscal years ended December 31, 2003 and 2004, and in the subsequent interim periods preceding the dismissal of Ernst & Young LLP, there were no disagreements (as described under Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act) between Transmeta and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter thereof in their reports on our financial statements for such periods.

Except for the material weakness in internal control over financial reporting described in this paragraph, during the fiscal years ended December 31, 2003 and 2004, and in the subsequent interim periods preceding the dismissal of Ernst & Young LLP, we did not have any reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K. We and Ernst & Young reported certain material weaknesses in our internal control over financial reporting in our Annual Report on Form 10-K/A for the year ended December 31, 2004. That Annual Report stated

we had material weaknesses in the following six areas: our financial statement close process for preparing and compiling our financial statements for external reporting, our contract administration process, our inventory cost accounting process, our staffing of our technical accounting function, our processes to determine the existence of fixed assets recorded on our balance sheet, and our segregation of duties among our limited finance department staff. The audit committee and our management have discussed these material weaknesses with Ernst & Young LLP and have authorized Ernst & Young LLP, both verbally and in writing, to respond fully to any inquiries about our material weaknesses over financial reporting as may be made by our successor independent registered accounting firm, Burr, Pilger & Mayer LLP.

We provided Ernst &Young LLP with a copy of the foregoing disclosures and requested that Ernst & Young LLP furnish a letter to the SEC stating whether or not Ernst & Young LLP agrees with the above statements. A copy of Ernst & Young LLP’s letter, dated August 26, 2005, is filed as Exhibit 16.01 to the Form 8-K/A filed by us with the SEC on August 26, 2005.

On August 22, 2005, the audit committee engaged Burr, Pilger & Mayer LLP as our independent registered public accounting firm. We had not consulted with Burr, Pilger & Mayer LLP during the two fiscal years ended December 31, 2004 and 2003 or during any subsequent interim period preceding their engagement on: the application of accounting principles to a specified transaction, either completed or proposed; the type of audit opinion that might be rendered on our consolidated financial statements; or any matter that was either the subject of a “disagreement,” as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a “reportable event,” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

On November 9, 2005, we filed our quarterly report on Form 10-Q for the quarter ended September 30, 2005. Burr, Pilger & Mayer LLP served as our independent registered public accounting firm in reviewing our interim financial statements for the quarter ended September 30, 2005 for purposes of that quarterly report.

On March 16, 2006, we filed our annual report on Form 10-K for the fiscal year ended December 31, 2005. Burr, Pilger & Mayer LLP served as our independent registered public accounting firm in auditing, for purposes of that annual report, both our consolidated financial statements for the fiscal year ended December 31, 2005, and our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005.

The aggregate fees billed by Ernst & Young LLP for professional services provided for fiscal years ended December 31, 2005 and December 31, 2004, respectively, were as follows:

	2005	2004

Audit Fees	$137,595	$1,435,620
Audit-Related Fees	68,400	57,835
Tax Fees	—	4,166
All Other Fees	—	—

The aggregate fees billed by Burr, Pilger & Mayer LLP for professional services provided for fiscal years ended December 31, 2005 and December 31, 2004, respectively, were as follows:

	2005	2004

Audit Fees	$765,512	$—
Audit-Related Fees	810	—
Tax Fees	—	—
All Other Fees	—	—

Audit Fees.  Consists of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements and services that are normally provided by Burr, Pilger & Mayer LLP and Ernst & Young LLP in connection with statutory and regulatory filings or engagements and fees for the audit of the our internal control over financial reporting as of December 31, 2005 and December 31, 2004, respectively, in accordance with Section 404 of the Sarbanes Oxley Act of 2002.

Audit-Related Fees.  Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

All Other Fees.  Consists of fees for products and services other than the services reported above.

Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

Section 10A(i)(1) of the Exchange Act requires that all audit and non-audit services to be performed by our principal accountants be approved in advance by our audit committee, subject to certain exceptions relating to non-audit services accounting for less than 5% of the total fees paid to our principal accountants that are subsequently ratified by our audit committee. Pursuant to Section 10A(i)(1) of the Exchange Act, our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditor and management are required to periodically report to our audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. Our audit committee may also pre-approve particular services on a case-by-case basis.

All of the services described above respecting Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the audit committee pursuant to the pre-approval policy.

The Board of Directors recommends a vote FOR the ratification of the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2006.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the audit committee with respect to Transmeta’s audited financial statements for fiscal year 2005. It shall not be deemed to be incorporated by reference by any general statement incorporating this proxy statement by reference into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference. Also, it shall not otherwise be deemed soliciting material or filed under these Acts.

The audit committee’s purpose is to oversee our accounting and financial reporting processes and the audits of our financial statements, by monitoring the periodic reviews and audits of the adequacy of the accounting and financial reporting processes and systems of internal control that are conducted by our independent auditors and our financial and senior management; appointing and reviewing, and evaluating the independence and performance of, our independent auditors; and facilitating communication among our independent auditors and our financial and senior management. The audit committee is composed of three independent non-employee directors. The current members of the audit committee are Messrs. Dickinson, Thomas and Timmins, who is the committee chair. The committee operates under a charter that is posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm, Burr, Pilger & Mayer LLP, was responsible for performing an independent audit of our fiscal 2005 consolidated financial statements in accordance with generally accepted auditing standards. The audit committee discusses with our independent auditors the overall scope and plans for the audit. The audit committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our accounting principles.

In performing its oversight role, the audit committee considered and discussed the audited financial statements with management and the independent auditors. The committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit

Committees. The committee received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.  The committee also considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to below and in its charter, the audit committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2005. The audit committee recommended the selection of Burr, Pilger & Mayer LLP as the independent registered public accounting firm to audit our financial statements for fiscal year 2006.

The members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that Burr, Pilger & Mayer LLP is in fact “independent” as required by the Nasdaq National Market.

AUDIT COMMITTEE:

Robert V. Dickinson
T. Peter Thomas
Rick Timmins

RELATED PARTY TRANSACTIONS

Other than the compensation arrangements described in “Director Compensation,” “Executive Compensation” and “Employment Contracts, Termination of Employment and Change in Control Arrangements” and the transactions described below, since January 1, 2005, there has not been nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party to which the amount involved exceeds $60,000 and in which any executive officer, director or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

Our certificate of incorporation limits the liability of our directors for monetary damages arising from breach of their fiduciary duties as directors, except to the extent otherwise required by the Delaware law, and our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Delaware law. In addition, since January 2005, we have entered into our standard form indemnification agreement with the following directors and executive officers: Patrick V. Boudreau, our Senior Vice President of Human Resources; Lester M. Crudele, a non-employee director; Robert V. Dickinson, a non-employee director; and Douglas A. Taylor, our Vice President of Finance. Each agreement provides for the indemnification of the officer for all expenses and liabilities incurred in connection with any action or proceeding brought against him by reason of the fact that he is or was an agent of Transmeta.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our 2007 annual meeting of stockholders must be received at our principal executive offices no later than January 1, 2007 in order to be included in our proxy statement and form of proxy relating to that meeting. The date by which any such proposals must be submitted to us may be earlier if our 2007 annual meeting of stockholders is held before May 2, 2007, in which case proposals must be submitted to us a reasonable time before we begin to print and mail the proxy materials for our 2007 annual meeting of stockholders. Stockholders wishing to bring a proposal before our 2007 annual meeting of stockholders (but not include the proposal in our proxy materials) must provide written notice of the proposal to the Secretary of

Transmeta at our principal executive offices on or after February 16, 2007 and on or before March 18, 2007. As described below, the date by which any such proposals must be submitted to us may be earlier if our 2007 annual meeting of stockholders is held before May 2, 2007. In addition, stockholders must comply with the procedural requirements in our bylaws. Under our bylaws, notice must be delivered to the Secretary of Transmeta at our principal executive offices no less than 75 days and no more than 105 days before the first anniversary of the 2006 annual meeting. If the annual meeting in 2007 is more than 30 days before or more than 60 days after the first anniversary of the 2007 annual meeting, then stockholders must give us notice of any proposal no less than 75 days before the meeting or 10 days after we publicly announce the date of the meeting and no more than 105 days before the meeting. The stockholder’s notice must specify, as to each proposed matter: (a) a description of the business and reason for conducting the business at the meeting; (b) the name and address as they appear on our books of the stockholder proposing the business, or the name of the beneficial holder or other party on whose behalf the proposal is made; (c) the class and number of shares of our common stock owned by the stockholder, beneficial holder or other party on whose behalf the proposal is made; and (d) any material interest in the matter of the stockholder or beneficial holder or other party on whose behalf the proposal is made. Stockholders can obtain a copy of our bylaws from us upon request. The bylaws are also on file with the Securities and Exchange Commission. The proxy holders will vote all proxies received for the annual meeting in 2006 according to their judgment on all stockholder proposals that we receive after April 28, 2006.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. The SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms that they file. Based solely on our review of the copies of the forms furnished to us by such persons and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met in a timely manner during 2005, except that our filing of a Form 4 report relating to the acquisition by Lester M. Crudele of an option to purchase up to 200,000 shares of our common stock was delayed two days by reason of an administrative delay in our receiving the necessary electronic filing codes from EDGAR.

CODE OF ETHICS

We have adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers that applies to our chief executive officer and senior finance professionals. We have also adopted a Code of Conduct that applies to all of our directors, officers and employees. In addition, we have adopted a Statement of Policy Regarding Accounting Complaints and Concerns. These corporate policies were regularly evaluated at the end of 2005, were amended as appropriate in January 2006, and are posted on our company website at http://www.transmeta.com/corporate/ir/corp_governance.html. We intend to disclose on our Internet website any amendments or waivers to our Code of Ethics and Code of Conduct that would otherwise be required to be disclosed in a report on Form 8-K.

OTHER BUSINESS

The Board of Directors does not intend to bring any other business before the meeting, and, so far as is known to our Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the proxy holders. A matter is considered properly brought before the 2006 annual meeting if we receive notice of the matter in the manner provided in our bylaws. Under our bylaws, notice must have been delivered to the Secretary of Transmeta at our principal executive offices no later than April 28, 2006.

Whether or not you plan to attend the meeting in person, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope before the meeting so that your shares will be represented at the meeting.

TRANSMETA
          C O R P O R A T I O N
TRANSMETA CORPORATION
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JUNE 1, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
The undersigned, a stockholder of Transmeta Corporation, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement and the Annual Report to Stockholders for fiscal year ended December 31, 2005; and, revoking any proxy previously given, hereby constitutes and appoints Arthur L. Swift and John O’Hara Horsley, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to represent and vote the shares of Common Stock of Transmeta Corporation standing in the name of the undersigned on April 17, 2006 at the Annual Meeting of Stockholders of Transmeta Corporation, to be held at the Hilton Santa Clara at 4949 Great America Parkway, Santa Clara, California, on Thursday, June 1, 2006 at 8:00 a.m., local time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side.
This proxy, when properly executed, will be voted in the manner directed hereby by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.
This proxy will be voted in accordance with the judgment of the proxy holders named herein on any other business that may properly come before the meeting or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934.
(continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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TRANSMETA
                C O R P O R A T I O N
TRANSMETA CORPORATION
2006 Annual Meeting of Stockholders
June 1, 2006
You are cordially invited to attend the 2006 Annual Meeting of Stockholders that will be held on
Thursday, June 1, 2006, beginning at 8:00 a.m. Pacific Daylight Time, at:
Hilton Santa Clara
4949 Great America Parkway
Santa Clara, California

ADMITTANCE TICKET

This ticket entitles you, the stockholder, and one guest to attend the 2006 Annual Meeting.
Please bring it with you. Only stockholders and their guests will be admitted.
We look forward to welcoming you on Thursday, June 1, 2006.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
The Board of Directors recommends that you vote FOR the nominees on Proposal 1 and FOR Proposal 2.

1.	Election of Class III Directors:

01 Lester M. Crudele 02 William P. Tai 03 Rick Timmins

FOR all nominees	WITHHOLD
listed (except as	AUTHORITY
marked	to vote for all nominees
to the contrary)	listed
☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	A proposal to ratify the selection of Burr, Pilger & Mayer LLP as our independent registered public accounting firm for the fiscal year 2006	☐	☐	☐
3.	To transact such other business that may properly come before the meeting or any adjournment or postponement of the meeting.

I Plan to Attend Meeting	☐

***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer. PLEASE DATE THIS PROXY.

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Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/tmta
Use the Internet to vote your proxy.
Have your proxy card in hand when
you access the web site.

OR

Telephone
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail
Mark, sign and date
your proxy card
and
return it in the
enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.